Exhibit (n)(1)

[Letterhead of Eversheds Sutherland (US) LLP]

February 14, 2023
VIA EDGAR

Priority Income Fund, Inc.

Re:	Priority Income Fund, Inc. (the “Company”) SEC File Nos. 333-268702 and 811-2272 Pre-Effective Amendment No. 1

To the Board of Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cynthia R. Beyea

Cynthia R. Beyea